80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE	CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700

MedAire Achieves High Praise During ISO 9001:2000 Certification

TEMPE, Ariz., March 9, 2007 – MedAire, Inc., (ASX Code: MDE), a global provider of remote medical education, expertise and equipment, renewed its ISO 9001:2000 certification after the company successfully passed its bi-annual ISO audit Jan. 19, conducted by Australia-based International Certifications, Ltd.

ISO 9001:2000 is the most commonly used international standard for quality assurance, recognized worldwide. Currently 155 countries have adopted the ISO network of national standards.

“MedAire has reached an unprecedented status,” said Seth Kravig, manager, Audit and Compliance, with International Certifications Ltd. “MedAire has successfully completed eight audits to the International Standards Organization Standard ISO9001:2000 without a corrective action. This accomplishment is a first for any of our clients.”

The perfect marks and continued company improvement have resulted in a shortened audit cycle for MedAire. Instead of audits every six months, the company will be audited annually, with the next audit occurring in September 2007.

“ISO 9001:2000 certification illustrates to our clients that we are committed to providing the highest standards of care,” said James A. Williams, MedAire CEO. “Through the ISO process, our company runs more efficiently, and our clients benefit from more consistent better service”

MedAire is audited annually for continued compliance and must pass a recertification audit every three years.

About MedAire Inc.
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.

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